Exhibit 10.16

Execution Copy

ENVIRONMENTAL AGREEMENT

THIS ENVIRONMENTAL AGREEMENT (this “Environmental Agreement”) is entered into as of September 25, 2013 (the “Execution Date”), by and among TESORO CORPORATION, a Delaware corporation (“Seller”), HAWAII PACIFIC ENERGY, LLC, a Delaware limited liability company (“Buyer”), and TESORO HAWAII, LLC, a Hawaii limited liability company (the “Company”). Seller, Buyer and the Company may be referred to herein individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Membership Interest Purchase Agreement dated June 17, 2013 for the sale of all of the issued and outstanding units representing membership interests in the Company (as such agreement may hereafter be amended, restated, supplemented or otherwise revised) (the “Purchase Agreement”); and,

WHEREAS, in connection with the Closing, the Parties have agreed to enter into this Environmental Agreement in relation to their respective obligations arising under Environmental Laws and certain matters relating thereto.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.01                 Definitions; Usage.  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in the Purchase Agreement and all rules as to interpretation and usage set forth therein shall apply hereto except that all references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Environmental Agreement, unless the contrary is specifically stated. As used in this Environmental Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Acceptable Corrective Action Method” means the minimum method using a demonstrated and acceptable technology or techniques to Remediate at the minimum required expense allowable under, and which satisfies the requirements of, all Environmental Laws in effect and as interpreted as of the Closing Date for the type of property affected consistent with its use on the Closing Date (i.e., industrial). For the avoidance of doubt, Acceptable Corrective Action Method may include (a) risk assessment or risk reduction principles or programs, (b) natural attenuation of contamination in appropriate circumstances, (c) capping in place, or (d) acceptance of perpetual land use or institutional use restrictions or engineering controls.

“Acquired Subsidiary” means Smiley’s Super Service, Inc., a Hawaii corporation.

“Asbestos” means any asbestos containing material, the management, maintenance, removal, abatement or disposal of which is regulated under Environmental Laws.

“BHP Environmental Agreement” means that certain Environmental Agreement dated as of May 29, 1998, by and among BHP Hawaii Inc., BHP Petroleum Pacific Islands Inc., and Tesoro Petroleum Corporation.

“BHP Hawaii” means BHP Hawaii Inc. and its successors and assigns.

“BHP Pacific” means BHP Petroleum Pacific Islands Inc. and its successors and assigns.

“Breach Notice” has the meaning set forth in Section 2.02.

“Buyer” has the meaning given such term in the preamble of this Environmental Agreement.

“Capital Projects” has the meaning given such term in Section 3.03(c).

“Change in Control” means, and shall be deemed to have occurred upon one or more of the following events:

(A)                 any transaction, or series of related transactions, that results or would result in the transfer of fifty percent (50%) or more of the Equity Interests in Buyer or its subsidiaries (or fifty percent (50%) or more of the Equity Interest in any business entity that owns or controls, directly or indirectly, fifty percent (50%) or more of the Equity Interests of Buyer (the “Buyer Parent”)) to a single transferee or multiple transferees under common control (other than transferred to the Buyer Parent or any of its subsidiaries but in such event the Buyer Parent or such subsidiary shall thereafter be subject to the definition of Change in Control);

(B)      any transaction that would result in the Company or its subsidiaries (or Buyer or the Buyer Parent) merging, directly or indirectly, with one or more other entities, provided, that a merger as a result of which the holders of Equity Interests of the Company, such subsidiary or Buyer or the Buyer Parent, as applicable, immediately prior to such merger possess fifty percent (50%) or more of the voting power, directly or indirectly, of the business entity surviving such merger (or other business entity which is the issuer of the Equity Interest into which the Equity Interest of the Company, such subsidiary or Buyer or the Buyer Parent, as applicable, is converted or exchanged in such merger) shall not be treated as a Change in Control but such surviving entity shall thereafter be subject to the definition of Change in Control; or

(C)       any transaction (or series of related transactions) not in the ordinary course of business of the Company, its subsidiaries, Buyer or the Buyer Parent that results in the direct or indirect sale, purchase or other transfer or exchange of assets, including manufacturing facilities and ownership interests in other business entities, representing fifty percent (50%) or more of the fair market value of the assets of Buyer and its subsidiaries, on a consolidated basis, to any Person other than the Buyer Parent or any of its subsidiaries but in such event the Buyer Parent or such subsidiary shall thereafter be subject to the definition of Change in Control.

“Claim” means any demand, claim, complaint, notice of violation or any other assertion of an Obligation, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief whether or not ultimately determined to be valid.

“Closure” means achieving compliance with the commercial and industrial cleanup standards established by the applicable Governmental Authority such that the Refinery and the other Assets may be used to the same extent as Seller has operated them on a recent historical basis prior to the Closing Date. Compliance shall be established by (i) receipt of a “No Further Action Letter” or similar communication from the applicable Governmental Authority that no further action is required or that the action taken by Seller has been completed (a “Closure Letter”); (ii) except for the Refinery Groundwater Remediation, three (3) years after the date Seller has submitted written notice and supporting documentation to such applicable Governmental Authority indicating that Seller considers its action to be complete and in compliance with all applicable Environmental Laws in effect and as interpreted as of the Closing Date (provided that the Governmental Authority has failed to respond during such period and that no adverse status changes attributable solely to Seller occur during the three-year period, which changes would materially alter the conclusion that the action was complete and compliant with Environmental Laws in effect and as interpreted as of the Closing Date); or (iii) except for the Refinery Groundwater Remediation, five (5) years following the date that the applicable Government Authority directs Seller to “monitor only" at the particular location, regardless of whether Seller has submitted a written notice described in subparagraph (ii) above; provided, however the time period will terminate after three (3) years if levels of all Hazardous Materials remain constant or are showing a negative downward trend over such three (3) year time period.

“Company” has the meaning given such term in the preamble of this Environmental Agreement.

“Company Assumption” has the meaning given such term in Section 4.01(a).

“Company Environmental Liabilities” means any and all Orders, Claims, Losses or Obligations, including required capital expenditures, arising from or related to Environmental Laws or the Hawaii Consent Decree, whether known or unknown, of the Companies or the Business, whether arising before or after the Closing, including those related to Third Party Claims, actual or threatened Releases of Hazardous Materials, off-site treatment, storage, recycling, or disposal and off-site migrations of Hazardous Materials or any fine, penalty or other cost assessed in connection with any alleged or actual violation(s) of Environmental Laws.

“Companies” means the Company and the Acquired Subsidiary.

“Construction Activity” has the meaning set forth in Section 4.01(d).

“Corrective Action” means all Remediation Activities, whether undertaken pursuant to judicial or administrative Order or otherwise, reasonably necessary to comply with applicable Environmental Laws in effect and as interpreted as of the Closing Date to investigate, monitor and, if required, clean up, remove, treat, cover and protect from human or environmental exposure.

“De Minimis Amount” has the meaning given such term in Section 5.02(c).

“Environmental Authorization” means any Authorization of any applicable Governmental Authority required by Environmental Laws in effect and as interpreted as of the Closing Date for the ownership, operation or use of the Assets as they are operated by the Company as of the Closing Date.

“Environmental Cap” has the meaning given such term in Section 5.02(e).

“Environmental Claim” shall mean any administrative, regulatory or judicial action, suit, Order, demand, directive, claim, lien, governmental investigation, proceeding or written or oral notice of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, Corrective Action, governmental response, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials; or (ii) the failure to comply with any Environmental Laws in effect and as interpreted as of the Closing Date.

“Environmental Condition” means any condition at, on, under, within or migrating from any tangible Assets, in each case arising out of the presence or Release of any Hazardous Materials on, at or underlying the Real Property Interests or the Pipeline ROW Interests.

“Environmental Deductible” has the meaning given such term in Section 5.02(d).

“Environmental Law” means any Law pertaining to public or employee exposure to Hazardous Materials, pollution, the environment or the protection of fish, wildlife or natural resources. For the avoidance of doubt, due to the inclusion of the word “applicable” in the definition of “Law” incorporated into this definition, any references in this Environmental Agreement to “any Environmental Law” or “any applicable Environmental Law” shall have the same meaning.

“Environmental Testing” means any environmental site assessment, test, inspection or investigation of the Assets that could reasonably be expected to lead to the discovery, investigation or assessment of an Environmental Condition.

“EPA Attestations” means the procedures applicable to the Refinery described in 40 CFR § 80.

“Hawaii Consent Decree” has the meaning given such term in Section 3.03(a).

“Hazardous Materials” means (i) any chemicals, materials or substances in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, degradation products or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous and as such are regulated under any Environmental Law, including asbestos, and lead-containing paints or coatings, (ii) any petroleum (including crude oil), petroleum derivatives, petroleum products or by-products of petroleum refining or any oxygenate (including degradation products) in any fuel, and (iii) any other chemical, substance or waste that is regulated by any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 5.04.

“Indemnifying Party” has the meaning set forth in Section 5.04.

“Lead-Based Paint” means any intact paint or other surface coating containing lead or lead-based materials, the application, management, maintenance, removal, abatement or disposal of which is regulated under Environmental Laws.

“NORM” has the meaning given such term in Section 3.01.

“Order” means any order, writ, ruling, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before or under the supervision of any Governmental Authority, including the Hawaii Consent Decree.

“PCBs” has the meaning given such term in Section 3.01.

“Pre-Existing Environmental Condition” means any Environmental Condition (whether known or unknown) at, on, under, or within the Real Property Interests or any Pipeline ROW Interest or any

improvements thereon or therein existing as of the Closing Date; provided, however, that Pre-Existing Environmental Conditions shall not include Lead-Based Paint, NORM, PCB’s or non-friable Asbestos on or within the buildings or other improvements included in the Assets or migration of Hazardous Materials onto or into the Real Property Interests or any Pipeline ROW from outside sources or locations.

“Purchase Agreement” has the meaning given such term in the Recitals of this Environmental Agreement.

“Refinery Groundwater Remediation” means the Remediation of groundwater contamination currently being conducted by the Company at the Refinery.

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Material into the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material.

“Remediate,” “Remediation” or “Remediation Activities” means testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, corrective action, reporting or other similar activities in each case undertaken pursuant to Environmental Laws to address any Environmental Condition or any Release, including any such temporary, interim, emergency or permanent activities involving investigation, study, design, assessment, testing, monitoring, containment, removal, disposal, Closure, corrective action, passive remediation, natural attenuation or bioremediation, the installation and operation of remediation systems, or reporting of released Hazardous Materials to applicable Governmental Authorities.

“Seller” has the meaning given such term in the preamble of this Environmental Agreement.

“Seller Remediation Activities” has the meaning given such term in Section 4.01.

“Tank Replacements” has the meaning given such term in Section 3.04.

ARTICLE II

SELLER’S ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

2.01                 Representations and Warranties. Except as set forth in Schedule 2.01, Seller represents and warrants to Buyer to Seller’s Knowledge, as follows:

(a)           Except as would not reasonably be expected to have a Material Adverse Effect, the Companies, the Business and the Assets are, and for the five (5) years prior to the Execution Date, have been operated in compliance with all applicable Environmental Laws (in each case, as in effect and interpreted at the respective times within such five-year period);

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, all Environmental Authorizations required to be obtained, filed or applied for by the Companies under any Environmental Law in connection with the Business or their respective Assets as normally operated prior to the Execution Date have been duly obtained, filed or applied for by the Companies, as applicable, and each of the Companies is and, for the five (5) years prior to the Execution Date, has been in compliance with the terms and conditions of such Environmental Authorizations, as applicable;

(c)           Except as would not reasonably be expected to have a material  effect, (i) there are no Claims, Proceedings or Orders (including any alleging criminal violations or liability) pending or threatened by or before any Governmental Authority arising under any Environmental Law relating to the Companies, the Assets or the Business, and (ii) neither of the  Companies has received written notice of any potential violation of, or liability under, any Environmental Law;

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, neither the operations of the Companies nor the operations of the Business prior to the Effective Time has resulted in a Release at concentrations in excess of those allowed for under applicable Environmental Laws or Environmental Authorizations;

(e)           Except as would not reasonably be expected to have a Material Adverse Effect, neither of the Companies has assumed by contract any liabilities arising under Environmental Laws of any other Person; and

(f)           Seller has prior to the Execution Date provided or made available to Buyer (i) in the Data Room, copies of all material non-privileged environmental site assessments, audits, investigations and studies prepared by third parties that are in the possession, custody or control of Seller or its Affiliates relating to the Companies, the Business, the Assets or properties or assets formerly owned, leased, operated or used by the Companies or the Business, or (ii) by examination of all files in the possession of the Company located at any of its company facilities, copies of material non-privileged environmental site assessments, audits, investigations and studies relating to the Companies, the Business, the Assets or properties or assets formerly owned, leased, operated or used by the Companies or the Business.

2.02                 Breach Notice.  If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller’s representations, warranties or covenants contained in this Environmental Agreement, Buyer shall notify Seller in writing of such information (the “Breach Notice”) within three (3) Business Days of such discovery or on the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer’s good faith estimate of the potential Losses associated with such breach.

ARTICLE III

ENVIRONMENTAL PROVISIONS

3.01                 Incidental Contamination and NORM.  Buyer acknowledges that the Assets may contain inter alia Asbestos in pipe coating, undisplaced petroleum hydrocarbon compounds in pipelines, coats of Lead-Based Paints, polychlorinated biphenyls (“PCBs”) in transformers or rectifiers, mercury in electrical switches, and Naturally Occurring Radioactive Material (“NORM”) in various potential forms. Buyer also expressly understands that special procedures may be required for the Remediation, removal, transportation and disposal of such contained, affixed or attached materials. Notwithstanding any provision to the contrary contained in this Environmental Agreement, Buyer expressly assumes liability for or in connection with the future abandonment and removal of NORM, Lead-Based Paint, undisplaced petroleum hydrocarbon compounds, mercury, Asbestos or PCBs to the extent contained, affixed or attached in or on the Assets; provided, however, that nothing in this Section 3.01 shall in any way affect Seller’s liability for NORM, Lead-Based Paint, petroleum hydrocarbon compounds, mercury, Asbestos or PCBs that have been Released into the environment prior to Closing.

3.02                 Reports and Submittals.  For any reports or submittals required by any Governmental Authority that cover periods of both Seller’s and the Company’s ownership or use of the Assets or operation of the Refinery, the Company shall prepare such reports to the extent it is able to do so, segregated to the extent feasible based on the Closing Date, and send Seller’s portion to Seller for its completion, review, approval and signature (if a separate report from Seller is required by the Governmental Authority or if such report or submittal could reasonably impact Seller’s Obligations under this Environmental Agreement, Seller’s liability under Environmental Laws or Seller’s Obligations to third parties). The Company’s preparation of such report shall not modify, change, alter or diminish any other provision in this Environmental Agreement as applied to the subject matter of such report and the rights, liabilities, responsibilities, obligations and indemnities for any matters contained in such reports shall be as set forth elsewhere herein.  Seller agrees to prepare reports responsive to the Hawaii Consent Decree until such time that the Parties agree this should become the Company’s responsibility.  Notwithstanding the foregoing, each of Seller and Buyer shall prepare and file the EPA Attestations relating to the ownership and operation of the Assets in 2013 for such Party’s period of ownership of the Assets during such year.

3.03                 Hawaii Consent Decree.

(a)           Seller anticipates entering into final binding settlement(s) whether by judicial decree, judgment, agreement or otherwise, memorializing Seller’s settlement with the United States Environmental Protection Agency and the United States Department of Justice and other applicable entities or agencies, if any, regarding alleged violations of the Clean Air Act related to the ownership and operation of multiple facilities owned by Seller and its Affiliates, including the Refinery. Buyer hereby irrevocably authorizes Seller (i) to finalize the negotiations for such settlement related to the ownership and operation of the Refinery even if such negotiations extend beyond the Closing Date and (ii) to cause the Company (prior to Closing) or, if applicable, to have Buyer to cause the Company (after the Closing) to enter into such settlement (the “Hawaii Consent Decree”) provided that the terms and conditions of the Hawaii Consent Decree solely relate to air emissions originating from the Refinery and such terms and conditions, as they relate to the Company or the Refinery, are reasonably consistent with the proposed terms as described on Schedule 3.03(a). The Hawaii Consent Decree may be evidenced in a separate agreement between the Company and the applicable Governing Authorities or included in a multi-refinery consent decree between Seller and its Affiliates (including the Company) and the applicable Governing Authorities. To the extent such Hawaii settlement is included in a multi-refinery consent decree then the term “Hawaii Consent Decree” shall refer to the provisions of such multi-refinery consent decree that are applicable to the Company or the Refinery from or after the Closing Date.

(b)           The Company shall cooperate with and assist Seller as Seller shall reasonably request in finalizing and executing the Hawaii Consent Decree. Seller shall provide Buyer with monthly oral reports regarding the status of the negotiations and execution of the Hawaii Consent Decree. Seller shall provide Buyer the opportunity, with reasonable advance notice, to attend meetings with, or hearings before, any Governmental Authority regarding the Hawaii Consent Decree to the extent such meetings and hearings relate to the Refinery (Buyer shall not participate in such meetings or hearings to the extent such meetings or hearings do not involve the Company or the Refinery). Seller shall, following any such meeting or hearing with such Governmental Authority, advise Buyer of the substance of any action or position taken by such Governmental Authority during any such meeting or hearing with regards to the Company or the Refinery. Notwithstanding the preceding, Buyer’s decision to attend or not any such meeting or hearing shall not delay or postpone such meetings or hearings with a Governmental Authority. Seller shall promptly provide Buyer with copies of significant reports, plans, correspondence and other substantive communications received by or on behalf of Seller from or submitted by or on behalf of Seller to a Governmental Authority with respect to the negotiation or execution of the Hawaii Consent Decree.

(c)           Provided that the Startup Criteria have been met in all material respects as of the Execution Date, Seller shall (or shall cause its Affiliates to) reimburse the Company for reasonable third party capital expenditures incurred by the Company for the construction, installation and commissioning of capital projects at the Refinery as and when and to the extent required pursuant to the Hawaii Consent Decree (collectively, the “Capital Projects”).  Seller and Buyer agree to communicate, consult and reasonably cooperate with one another in the design, engineering, procurement, construction, installation and commissioning of the Capital Projects, provided such consultation and cooperation are consistent with the terms of this section.  Seller and Buyer (and their Affiliates) shall minimize the capital expenditures for the Capital Projects to the extent necessary to satisfy the obligations of the Hawaii Consent Decree. Seller and the Company agree to use Commercially Reasonable Efforts to work together during the design, engineering, procurement and construction of the Capital Projects to minimize the potential for disruption of Refinery operations during implementation of the Capital Projects. Between Seller and the Company, Seller shall have the primary responsibility, at Seller’s expense, for the design and engineering of the Capital Projects. Buyer shall cause the Company to permit Seller and its Affiliates and their respective representatives (including Seller’s engineering contractors) to have reasonable access to the Refinery (subject to appropriate safety and security standards of the Company) and applicable books and records and reasonable access to and inquiry of employees and other personnel who are employed, retained or controlled by the Company who have relevant information necessary for the designing and engineering of the Capital Projects. Seller and the Company agree to use Commercially Reasonable Efforts to work together to develop the Capital Projects in a cost effective manner while meeting the requirements of the Hawaii Consent Decree and also minimizing the anticipated impact on the Refinery’s operating expenses following implementation. NOTWITHSTANDING ANY OTHER PROVISIONS IN THIS AGREEMENT TO THE CONTRARY, NEITHER SELLER NOR ANY AFFILIATE, AGENT, OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS, DESIGNS OR SAMPLES OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR  IMPLIED,  RELATING TO THE CAPITAL PROJECTS.

(d)           Seller shall retain sole responsibility for the payment of any fines or penalties imposed on the Company arising from the Hawaii Consent Decree to the extent related to acts or omissions of Seller or the Company prior to the Closing Date.

(e)           The Company shall be responsible for compliance with the Hawaii Consent Decree except to the extent provided above in this Section 3.03.

3.04                 Tank Replacements.  Seller shall cause (or shall cause its Affiliates to cause), at Seller’s expense, the replacement of existing underground storage tanks at the Retail Assets listed on Schedule 3.04, including any Corrective Action relating to Pre-Existing Environmental Conditions identified at the time of such tank replacements (the “Tank Replacements”).  The Company shall provide reasonable assistance and cooperation in order for Seller (or its Affiliates) to complete the Tank Replacements in an efficient and timely manner.  The Company shall permit Seller and its Affiliates and their respective representatives (including Seller’s contractors) to have reasonable access to the Retail Assets listed on Schedule 3.04 (subject to appropriate safety and security standards of the Company) to complete the Tank Replacements.

3.05                 Company Environmental Liabilities. Except as otherwise provided herein, Buyer and the Company acknowledge and agree that after the Closing, the Company will continue to retain all Company Environmental Liabilities.

ARTICLE IV

CORRECTIVE ACTION AND ENVIRONMENTAL TESTING

4.01                 Conduct of Corrective Action.

(a)           In the event Corrective Action is necessary after the Closing to Remediate  a Pre-Existing Environmental Condition (whether known or unknown as of the Closing Date) and for which Seller has agreed to indemnify, defend and hold Buyer harmless pursuant to Section 5.02, then Seller (or its Affiliates) shall control such Corrective Action (the “Seller Remediation Activities”) until (i) Seller’s indemnification obligation terminates pursuant to Section 5.02 or (ii) a Claim is made against Buyer or the Company by a Governmental Authority after the Closing with respect to such Pre-Existing Environmental Condition and Buyer or the Company elects, by providing written notice to Seller, to assume control of such Corrective Action (a “Company Assumption”); provided, however, that if Buyer or the Company elects to assume control of any Corrective Action, Seller shall have no further obligation to indemnify, defend or hold Buyer harmless for such Corrective Action pursuant to Section 5.02. Seller (and its Affiliates) shall take (and shall only be required to take) all actions and make all expenditures reasonably required by applicable Environmental Laws in effect and as interpreted as of the Closing Date in order to Remediate such Pre-Existing Environmental Condition consistent with the Acceptable Corrective Action Method. In determining the Acceptable Corrective Action Method, Seller shall consult with Buyer, consider in good faith any reasonable recommendations or proposals made by Buyer, and take into account the intended usage of the relevant property.

(b)           In connection with any Seller Remediation Activities:

(i)           The Company shall provide reasonable assistance and cooperation in order for Seller to complete the Seller Remediation Activities in an efficient and timely manner; provided, that any third party costs or expenses incurred by or on behalf of Buyer or the Company in connection with such assistance and cooperation shall be borne by Seller to the extent approved by Seller in writing in advance and subject to the limitations of Section 5.02;

(ii)           Seller shall provide the Company the opportunity, with reasonable advance notice, to attend meetings with, or hearings before, any Governmental Authority regarding such Seller Remediation Activities. Seller shall, following any such meeting or hearing with such Governmental Authority, advise the Company of the substance of any action or position taken by such Governmental Authority during any such meeting or hearing. Notwithstanding the preceding, the Company’s decision to attend or not any such meeting or hearing shall not delay or postpone such meetings or hearings with a Governmental Authority;

(iii)           Seller will coordinate the schedule of on-site Seller Remediation Activities with the Company so that disruptions of the Company’s operations of the Assets will be minimized;

(iv)           The Company shall permit Seller and its Affiliates and their respective representatives (including Seller’s environmental contractors) to have reasonable access to the Assets (subject to appropriate safety and security standards of the Company) and applicable books and records and reasonable access to and inquiry of employees and other personnel who are employed, retained or controlled by the Company who have relevant information regarding the Assets related to the obligations of Seller for Corrective Action. The Company shall provide Seller, without additional charge, reasonable access to utilities and available equipment and operations (including wastewater treatment units) used in connection with Seller Remediation Activities;

(v)           Seller shall provide the Company with copies of third party reports and studies, notices and filings received or prepared on behalf of Seller prior to the delivery of such submissions to any Governmental Authority and shall allow the Company a reasonable opportunity (which shall not be fewer than ten (10) days to review such filings in advance of any such submission and, if requested, shall consider in good faith all reasonable comments to such submissions made by the Company prior to submitting such materials to such Governmental Authority. The Company shall respond promptly to requests for information by a Governmental Authority with respect to Seller Remediation Activities. The Company shall respond promptly and without unreasonable conditions to reasonable requests by Seller for execution and delivery of any submissions or applications reasonably requested by Seller that are required to be filed by or on behalf of the Company with respect to the Seller Remediation Activities;

(vi)           Seller shall promptly provide the Company with copies of significant reports, plans, correspondence and other substantive communications received by or on behalf of Seller from or submitted by or on behalf of Seller to a Governmental Authority with respect to the Seller Remediation Activities;

(vii)           The Company shall promptly provide Seller with copies of all reports, plans, correspondence and other substantive communications received by or on behalf of the Company from or submitted by or on behalf of the Company to a Governmental Authority with respect to the Seller Remediation Activities;

(viii)           Seller shall be responsible for transportation and offsite disposition of solid wastes generated in connection with Seller Remediation Activities and required to be managed offsite; and

(ix)           To the extent that Seller Remediation Activities include land use or institutional use restrictions or engineering controls consistent with an Acceptable Corrective Action Method, the Company shall (at Seller’s cost and expense) execute such commercially reasonable agreements embodying such restrictions as may be required by a Governmental Authority in order to bind the Company and any subsequent owners of any of the Assets to such land use or institutional use restrictions or engineering controls.

(c)           In the event of a Company Assumption, Seller shall coordinate with the Company to transition responsibility for such Corrective Action to the Company.  Seller shall promptly provide the Company with copies of all reports, studies, plans, data, correspondence and notices relating to the assumed Corrective Action. For the avoidance of doubt, Seller’s indemnification obligations pursuant to Section 5.02 shall terminate with respect to any Corrective Action that is the subject of a Company Assumption, and Seller shall have no further obligation to indemnify, defend or hold Buyer harmless for such Corrective Action pursuant to Section 5.02.

(d)           In the event the Company plans after the Closing to conduct construction activity which will or may cause disturbance of soils, sediment or other media containing Hazardous Materials (“Construction Activity”) for which Seller may be obligated to conduct Seller Remediation Activities, the Company shall consult with Seller prior to such construction activity and to consider in good faith Seller’s requests and comments with respect to Remediation methods and location of construction, all to the extent reasonably practicable and consistent with an Acceptable Corrective Action

Method and that do not unreasonably interfere with the Company’s proposed construction activity. Notwithstanding anything in this Environmental Agreement to the contrary, Seller shall not have any liability to indemnify, defend or hold Buyer Indemnified Parties harmless pursuant to Section 5.02 for Corrective Action (or other Losses related thereto) required or incurred as a result of Construction Activity to the extent such Corrective Action would not be required (or related Losses incurred) in the event the Construction Activity did not occur.

(e)           If a Release shall occur or is continuing after the Closing at a location or in an amount not readily distinguishable from an Environmental Condition existing prior to the Closing for which Seller is required to indemnify, defend and hold harmless a Buyer Indemnified Party pursuant to Section 5.02, then the Company shall be responsible for the incremental costs incurred for the Remediation of the post-Closing Release as compared to the costs that would otherwise have been incurred to Remediate such pre-Closing Environmental Condition. The Company and Seller shall negotiate in good faith to allocate all respective obligations arising out of such pre-Closing Environmental Condition and post-Closing Release in question in an equitable manner, which allocation shall take into consideration and reflect all pertinent facts, which pertinent facts may include:  (i) the quantity or volume of Hazardous Materials present immediately prior to such post-Closing Release, and present as a result of the post-Closing Release; (ii) differences, if any, in the composition of the Hazardous Materials present immediately prior to such post-Closing Release, and present as a result of the post-Closing Release; and (iii) if and to what extent the post-Closing Release has impacted geographical areas not impacted by the pre-Closing Environmental Condition prior to the post-Closing Release. Seller shall control the Remediation of such commingled Environmental Conditions until Seller’s obligation to indemnify, defend and hold harmless for the pre-Closing Environmental Condition terminates.

(f)           The Company shall not cause, suffer or permit the waiver, modification, suspension or termination of any obligation of BHP Hawaii or BHP Pacific to conduct and pay for Remediation Activities at, on, under or within the Real Property Interests or the Pipeline ROW Interests pursuant to the BHP Environmental Agreement and the Company shall use Commercially Reasonable Efforts to assist Seller to enforce BHP Hawaii’s and BHP Pacific’s obligations to conduct and pay for such Remediation Activities under the BHP Environmental Agreement to the extent that such obligations exist as of the date of this Environmental Agreement.

(g)           Simultaneously with the execution hereof, Seller will provide Buyer with a list of all third parties currently conducting any Corrective Action at any Asset.

(h)           In the event the Company is required pursuant to Environmental Laws to continue Remediation Activities beyond or subsequent to the conclusion of any Seller Remediation Activities, then Seller shall coordinate with the Company to transition responsibility for such Remediation Activities to the Company. Seller shall promptly provide the Company with copies of all reports, studies, plans, data, correspondence and notices relating to the assumed Remediation Activities.

4.02                 Closure and Anticipated Use.

(a)           With respect to any Corrective Action that Seller is responsible for under this Environmental Agreement, Seller (and its Affiliates) shall only be obligated to implement and complete such Corrective Action as is necessary to obtain Closure, subject to the limitations of Section 5.02. Unless terminated earlier, Seller’s obligations to perform such Corrective Action shall be deemed satisfied and shall terminate once Closure is obtained, and Seller shall have no obligation to perform further Corrective Action with respect to the Environmental Condition or Release to which the Corrective Action relates, provided that receipt of Closure shall not impact any other Obligations as between Buyer and Seller, even if such Obligations arise out of such Environmental Condition or Release.

(b)           Seller shall not be required to address contamination beyond the Acceptable Corrective Action Method. The Company shall be responsible for any incremental cost associated with changes in Environmental Laws or a more restrictive ongoing use of the Refinery or the other Assets (i.e. commercial or residential use).

4.03                 Environmental Testing.

(a)           Until the expiration of Seller’s obligation to conduct Seller Remediation Activities, or until the Company provides notice of a Company Assumption pursuant to Section 4.01(a) (but only to the extent necessary to conduct the Corrective Action that is subject to the Company Assumption), the Company shall not directly or indirectly, initiate or conduct Environmental Testing of the Assets. Notwithstanding the preceding sentence, the Company may conduct Environmental Testing of the Assets in the event (i) such Environmental Testing is performed in the ordinary course of business of the Company such as geophysical studies of building foundations or in connection with construction, remodeling or demolition and rebuild work on Assets, (ii) the Company or its Affiliates are ordered or directed to conduct such Environmental Testing by any Governmental Authority having jurisdiction thereof, (iii) such Environmental Testing is conducted as a result of and reasonably necessary to respond to a Release that occurs after the Closing, (iv) there is reasonable evidence that such Environmental Testing is required by applicable Environmental Laws then in effect and interpreted, or (v) such Environmental Testing is conducted as a result of any written Claim by a Person other than a Buyer Indemnified Party. For the avoidance of doubt, the Company may at any time(s) conduct non-intrusive investigations of Environmental Conditions of the Assets, including Phase I environmental site assessments.

(b)           Prior to engaging in any Environmental Testing, the Company shall provide Seller with reasonable advance written notice so that Seller may, at its own expense, observe such activities and obtain any split samples it may desire. The Company shall provide Seller with copies of all written, non-privileged reports prepared by third parties related to Environmental Testing.  In the event that exigent circumstances (such as responding to a Release) do not allow for reasonable advance written notice of Environmental Testing, the Company will make a good faith attempt to orally advise Seller of such Environmental Testing and shall, within a reasonable time thereafter, provide written notice to Seller describing the Environmental Testing that was conducted.

ARTICLE V

INDEMNIFICATION; SURVIVAL

5.01                 Survival.  Subject to the limitations and other provisions of this Environmental Agreement, (a) Seller’s representations and warranties contained in Article II shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date, and until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period, and (b) each covenant and agreement of the Parties contained in this Environmental Agreement which by its terms requires performance after the Closing Date shall survive the Closing Date and shall remain in full force and effect until such covenant or agreement is fully performed.

5.02                 Indemnification Provisions for the Benefit of Buyer.

(a)           Subject to the other provisions of this Article V, Seller shall indemnify, defend, save and hold the Buyer Indemnitees harmless from and against any Claims and Losses actually suffered or incurred by them to the extent arising out of or related to:

(i)           the breach of any representation or warranty of Seller contained in this Environmental Agreement;

(ii)           all Corrective Action relating to Pre-Existing Environmental Conditions other than a Company Assumption (except to the extent addressed specifically in Sections 5.02(a)(v) or 5.02(a)(vi)), to the extent and pursuant to the procedures described in Section 4.01; provided that if the Company causes or permits a change in the use of Assets from industrial use after the Closing, then Seller shall not be required to incur any cost or make any expenditure with respect to Seller Remediation Activities related to such property greater than that which would have been required if such property had continued in its current use as of the Closing Date (i.e., industrial);

(iii)           Third Party Claims arising under Environmental Laws (as in effect and as interpreted as of the Closing Date) for personal injury or property damage to the extent arising out of or relating to Releases of Hazardous Materials that occur from the ownership, operation or use of the Assets by the Company prior to the Closing Date;

(iv)           except with respect to the Hawaii Consent Decree (which is addressed specifically in Section 3.03), any fine, penalty or other cost assessed by a Government Authority in connection with violations of Environmental Laws by the Company prior to the Closing Date;

(v)           the Refinery Groundwater Remediation to the extent and pursuant to the procedures described in Section 4.01;

(vi)           the replacement of underground storage tanks at the Retail Assets listed on Schedule 3.04, including Corrective Action relating to Pre-Existing Environmental Conditions identified at the time of such tank replacements other than a Company Assumption;

(vii)           any fines or penalties imposed on the Company arising from the Hawaii Consent Decree to the extent related to the acts or omissions of Seller or the Company prior to the Closing Date; and

(viii)           the Pearl City Superfund Site, including the presence or removal of any equipment located thereon, including any storage tanks or associated piping.

(b)           No Claim may be asserted nor may any Proceeding be commenced against Seller pursuant to this Section 5.02 unless written notice of such Claim or Proceeding is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or Proceeding, and with respect to Claims or Proceedings based on the breach of any representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 5.01; provided, however, that no Claim may be asserted nor may any Proceeding be commenced by Buyer against Seller arising out of or related to a breach of any representation or warranty of which Buyer had Knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 2.02. If a Buyer Indemnitee has recovered any Losses pursuant to one subsection of this Section 5.02(a), such Buyer Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 5.02(a).

(c)           No Claim may be made against Seller for indemnification pursuant to Section 5.02(a)(i-iv) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless such individual action, occurrence or event exceeds $5,000 for a Retail Asset, $25,000 for a Logistics Asset and $100,000 for the Refinery (individually, each as applicable, the “De Minimis Amount”) (nor shall any Loss below such De Minimis Amounts be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses).

(d)           No Claim may be made against Seller for indemnification pursuant to Section 5.02(a)(i-iv) unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to Section 5.02(a)(i-iv) (excluding individual Losses less than the De Minimis Amounts) shall exceed an amount equal to $1,000,000 (the “Environmental Deductible”), after which point Seller shall be obligated only to indemnify the Buyer Indemnitees from and against such aggregate Losses (excluding individual Losses less than the De Minimis Amounts) in excess of the Environmental Deductible.

(e)           The maximum amount that Seller shall be required to pay pursuant to Section 5.02(a)(i)-(v) and for Corrective Actions relating to Pre-Existing Environmental Conditions pursuant to 5.02(a)(vi) in respect of all Losses by all Buyer Indemnitees shall equal $15,000,000 (the “Environmental Cap”), after which point Seller will have no Obligation to indemnify the Buyer Indemnitees from and against further such Losses; provided, however, that Seller’s obligations to pay pursuant to Section 5.02(a)(vii)-(viii) shall be excluded from the Environmental Cap. In addition, Seller shall have as an affirmative defense to any claim for indemnity under Section 5.02(a)(i) arising out of or related to a breach of any representation or warranty of Seller that Buyer had Knowledge of such breach on or prior to the Closing Date and Buyer failed to deliver a Breach Notice in accordance with Section 2.02.

(f)           All Claims made against Seller for indemnification pursuant to clauses (ii)- (viii) of Section 5.02(a), other than Claims for reasonable third party capital expenditures incurred by the Company for the construction, installation and commissioning of the Capital Projects pursuant to Section 3.03(c), must be made to Seller on or before the third (3rd) annual anniversary of the Closing Date and to the extent such Claims are made on or before such date, then Seller’s obligation to indemnify for such Claims shall remain in effect beyond such date.

(g)           For avoidance of doubt, Section 5.02(a)(iii) shall not apply to Third Party Claims arising out of a post-Closing Date fire, explosion or catastrophic incident allegedly occurring as a result of any pre-Closing non-compliance with Environmental Laws.

(h)           Seller’s indemnification obligations pursuant to Section 5.02(a) shall automatically terminate and be of no further force or effect in the event and to the extent (i) the Company sells, transfers, leases to a third party or exchanges any of the Assets (in which case such indemnification obligations shall terminate only with respect to those Assets that are sold, transferred, leased or exchanged and shall otherwise remain in full force and effect) or (ii) there is a Change in Control after the Closing; provided, however, that such limitations on indemnification would not apply to (A) transfers to a wholly owned subsidiary of the Company or (B) transfers of Owned Real Property parcels lying within the boundary fence line of the Refinery provided such Owned Real Property parcels are subject to deed restrictions reasonably acceptable to Seller that restrict the use of such parcels to industrial uses.

(i)           Seller’s indemnification obligations pursuant to this Environmental Agreement shall be reduced in the event and to the extent amounts for such indemnified obligations are taken into account as a liability for purposes of the Final Net Working Capital.

(j)           Amounts paid by Seller that are counted against or applied toward the Indemnification Deductible or the Indemnification Cap (as such terms are defined in the Purchase Agreement) shall not count against and be applied toward the Environmental Deductible and the Indemnification Cap and vice versa, amounts paid by Seller that are counted against or applied toward the Environmental Deductible or the Environmental Cap shall not count against and be applied toward the Indemnification Deductible and the Indemnification Cap.

5.03                 Indemnification Provisions for the Benefit of Seller.

(a)           Subject to the other provisions of this Article V, Buyer and the Company agree, jointly and severally, to indemnify, defend, save and hold the Seller Indemnitees harmless from and against any Claims and Losses actually suffered or incurred by them to the extent arising out of or related to:

(i)           the breach of any covenants or agreements of Buyer contained in this Environmental Agreement;

(ii)           the Company Environmental Liabilities to the extent not indemnified by Seller pursuant to Section 5.02; and

(iii)           any Claims or Losses under Environmental Laws arising out of or related to the ownership of the TH Interest, the Company, the Acquired Subsidiary, or the Assets after the Closing Date, or the operation of the Business after the Closing Date.

(b)           No Claim may be asserted nor may any Proceeding be commenced against Buyer or the Company pursuant to this Section 5.03 unless written notice of such Claim or Proceeding is received by Buyer or the Company describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or Proceeding. If a Seller Indemnitee has recovered any Losses pursuant to one subsection of this Section 5.03(a), such Seller Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 5.03(a).

(c)           No Claim may be made against Buyer or the Company for indemnification pursuant to clause (i) of Section 5.03(a): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the such individual action, occurrence or event exceeds the respective De Minimis Amounts (nor shall any Claim or Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of Seller Indemnitees’ Losses) and (ii) unless the aggregate amount of all Claims and Losses of Seller Indemnitees with respect to clause (i) of Section 5.03(a) shall exceed the Indemnification Deductible (after which Buyer and the Company shall be obligated only to indemnify Seller Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible). The maximum amount that Buyer and the Company shall be required to pay pursuant to clauses (i) of Section 5.03(a) in respect of all Claims and Losses by all Seller Indemnitees shall equal $15 million, after which point Buyer and the Company will have no Obligation to indemnify Seller Indemnitees from and against further such Claims or Losses.  For the avoidance of doubt, any Claims or Losses to be paid by Buyer or the Company pursuant to Section 5.03(a)(ii) is not subject to the limitations of this Section 5.03(c).

5.04                 Indemnification Procedures; Matters Involving Third Parties.

(a)           A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 5.04, an “Indemnified Party”), shall give the indemnifying party under Section 5.02 and Section 5.03, as applicable (for purposes of this Section 5.04, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Environmental Agreement stating the nature of the Claim and an estimated or actual amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Environmental Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article V except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires pursuant to Section 5.01 prior to the giving of such notice.

(b)           If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article V, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article V except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure.

(c)           The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would reasonably be expected to have a material adverse effect on the Indemnified Party.

(d)           Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 5.04(c), the Indemnified Party may defend against the Third- Party Claim in any manner it may reasonably deem appropriate.

(e)           In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(f)           If the Parties are unable to agree as to issues related to Seller’s environmental indemnification, then an independent and experienced third party environmental consulting firm that is mutually agreeable to Seller and Buyer shall evaluate and determine the non-legal issues that are in dispute.

5.05                 Determination of Losses.

(a)           The Losses giving rise to any indemnification Obligation hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any. The amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, at the Applicable Rate from the date the Indemnified Party provides notice of the Loss to the Indemnifying Party until the date paid. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 5.05.

(b)           An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, that an Indemnified Party shall have no Obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.

(c)           For purposes of determining whether a breach has occurred and calculating a Loss in connection with a claim for indemnification under this Article V, each of the representations and warranties that contains any qualifications as to materiality or “Material Adverse Effect” will be determined with regard to such materiality or “Material Adverse Effect” qualifier contained in the terms of such representation and warranty; provided, however, that if the representation or warranty is breached (after taking into consideration such materiality or “Material Adverse Effect” qualifier) then the amount of Losses arising out of such breach will be determined without regards to such materiality or “Material Adverse Effect” qualifier.

5.06                 No Multiple Recoveries.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant.

5.07                 Limitations on Liability/Exclusive Remedies.

(a)           NOTWITHSTANDING  ANYTHING  TO  THE  CONTRARY CONTAINED IN THIS ENVIRONMENTAL AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO OR ANY OF SUCH PARTY’S AFFILIATES ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT  OR  CONSEQUENTIAL  DAMAGES,  INCLUDING  LOST  PROFITS; EXCEPT, HOWEVER, WITH RESPECT TO ANY OF THE FOREGOING PAID OR OWING TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM, WHICH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND SHALL BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS ARTICLE V.

(b)           ALL  RELEASES, DISCLAIMERS,  LIMITATIONS  ON  LIABILITY  AND  INDEMNITIES  IN  THIS ENVIRONMENTAL AGREEMENT, INCLUDING THOSE IN THIS ARTICLE V, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE,  STRICT  LIABILITY  OR  FAULT  OF  THE  PARTY  WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

5.08                 Governing Law.  This Environmental Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Texas, without regard to conflicts of laws rules or principles as applied in Texas.

5.09                 Jurisdiction; Consent to Service of Process; Waiver.  Each of the Parties agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Environmental Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in Harris County, Texas and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such Proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.02. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ENVIRONMENTAL AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS ENVIRONMENTAL AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS ENVIRONMENTAL AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS  SECTION 5.09.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.01                 Amendment.  This Environmental Agreement (including this Section 6.01) may not be amended except by an instrument in writing executed and delivered by the Parties. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Environmental Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  No course of dealing between or among any Persons having any interest in this Environmental Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Environmental Agreement.

6.02                 Notices.  All notices and other communications that are required to be or may be given pursuant to this Environmental Agreement shall be delivered in accordance with the notice provisions set forth in Section 12.2 of the Purchase Agreement.

6.03                 Expenses.  Except as otherwise expressly provided herein, all costs and expenses incurred by Seller or its Affiliates in connection with this Environmental Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer or its Affiliates in connection with this Environmental Agreement and the transactions contemplated hereby shall be paid by Buyer.

6.04                 Headings.  The headings contained in this Environmental Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Environmental Agreement.

6.05                 No Strict Construction.  The Parties acknowledge that each of them has been represented by counsel in connection with this Environmental Agreement and the transactions contemplated hereby.  Notwithstanding the fact that this Environmental Agreement has been drafted or prepared by one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Environmental Agreement as the joint agreement and understanding of the Parties, and the language used in this Environmental Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person and any rule of Law that would require interpretation of any claimed ambiguities in this Environmental Agreement against the Party that drafted it has no application and is expressly waived.

6.06                 Severability.  If any term or other provision of this Environmental Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Environmental Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Environmental Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.07                 Assignment.  This Environmental Agreement shall not be assigned by any Party (including by operation of Law or otherwise) except with the prior written consent of the other Party. Any purported assignment of this Environmental Agreement in violation of this Section 6.07 shall be null and void.

6.08                 Parties in Interest.  This Environmental Agreement shall be binding upon and inure solely to the benefit of each Party and its permitted successors and assigns, and nothing in this Environmental Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Environmental Agreement.

6.09                 Failure or Indulgence Not Waiver.  No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

6.10                 Disclosure Schedules.  Any matter disclosed by Seller in the Schedules pursuant to any Section of this Environmental Agreement shall be deemed to have been disclosed by Seller for purposes of each other Section of this Environmental Agreement to which such disclosure is relevant as and to the extent that the relevance of such matter to such other Section is readily apparent on the face of such disclosure. The listing (or inclusion of a copy) of a document or other item in the Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is readily apparent from the listing (or inclusion of a copy) of such document.

6.11                 Time of the Essence.  Time is of the essence in this Environmental Agreement. If the date specified in this Environmental Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

6.12                 Entire Agreement.  This Environmental Agreement, the Purchase Agreement and the Related Agreements (together with the Exhibits, the Disclosure Schedules and the other Schedules hereto and thereto) constitute the entire agreement of the parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).

6.13                 Specific Performance.  Each Party acknowledges that the breach of this Environmental Agreement by the other Party would cause irreparable damage to such Party and that money damages or other legal remedies would not be an adequate remedy for any such damages. Therefore, the obligations of each Party under this Environmental Agreement shall be enforceable by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith, without the requirement to post any bond or security in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Environmental Agreement or otherwise.

6.14                 Counterparts.  This Environmental Agreement may be executed in multiple counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Environmental Agreement may be delivered by facsimile and by scanned pdf image; provided that each Party uses Commercially Reasonable Efforts to deliver to each other Party original signed counterparts as soon as possible thereafter.

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The Parties have executed and delivered this Environmental Agreement as of the date first written above.

TESORO CORPORATION By: /s/ Gregory J. Goff Gregory J. Goff President and Chief Executive Officer
HAWAII PACIFIC ENERGY, LLC (on behalf of itself and on behalf of the Company) By: /s/ Brice Tarzwell Brice Tarzwell Vice President and Secretary